Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), made effective as of the      day of                 , 2007 (the “Effective Date”), by and between CHAPARRAL STEEL COMPANY, a Delaware corporation (hereinafter referred to as the “Company”), and TOMMY A. VALENTA (hereinafter referred to as the “Executive”).

WITNESSETH:

WHEREAS, Executive has been elected to the position of President and Chief Executive Officer of the Company and as a member of its Board of Directors;

WHEREAS, the Company and Executive previously entered into an Employment Agreement effective January 13, 2006;

WHEREAS, such Employment Agreement was amended on two separate occasions, effective, respectively, April 11, 2006 and July 12, 2006; and

WHEREAS, the Company desires to modify certain of the terms and conditions of Executive’s employment as set forth herein in order to insure the retention of Executive’s services and Executive is willing to render such services on the terms and conditions set forth herein:

NOW, THEREFORE, the Company and the Executive, in consideration of the premises and promises each to the other herein contained, have agreed and do hereby agree and covenant as follows:

1.	Employment and Term.

(a) Position and Term. The Company agrees to employ the Executive as the President and Chief Executive Officer of the Company, during the three (3) year period commencing on January 13, 2006 and ending January 13, 2009 (the “Term”), and the Executive agrees to serve the Company in such capacity during such Term unless terminated earlier pursuant to Section 3 (the “Employment Period”). Such Term will automatically be extended each day so that the unexpired term of the Agreement will always be three (3) years, unless either party gives written notice (the “Notice of Non-Renewal”) to the other that the Term will not so automatically renew, and such written notice will be effective on the date of receipt by the recipient of the notice. The election by either party not to renew this Agreement pursuant to this Section 1(a), in and of itself, will not be deemed to be a termination of Executive’s employment under Section 3 that triggers payment of the Non-Compete Payment under Section 4(f). Rather, under such circumstances, Executive will only be entitled to payment of the Compensation set forth in Section 2 for the remainder of the Employment Period, unless during such Employment Period, the provisions of Section 3, regarding early termination of this Agreement, become applicable.

(b) Duties. Executive will report to the Board of Directors of the Company and will have general management over the business, affairs and property of the Company in the ordinary course of its business with all such powers with respect to such general management as may be reasonably incident to such responsibilities. The Board of Directors may assign Executive additional duties during the Term; provided, that such duties are not inconsistent with those set forth in the preceding sentence. Executive agrees to devote all of his time and attention during normal business hours during such term to the business and affairs of the Company, its subsidiaries and affiliates, subject to Section 1(d) hereof.

(c) Additional Duties for Company. Executive will serve as a Director of the Company and/or one or more of its subsidiaries or affiliates if elected as such and will hold the offices with the Company and/or its subsidiaries or affiliates to which, from time to time, he may be elected or appointed during the Employment Period. Executive agrees that he will not be entitled to receive any compensation for serving as a Director of the Company or, with respect to the subsidiaries or affiliates of the Company, in any capacity other than the compensation to be paid to Executive pursuant to this Agreement or any other written agreement between the Company or any of its subsidiaries or affiliates and Executive.

(d) Additional Activities. During the Employment Period, Executive may serve on charitable boards and other nonprofit organizations and attend to personal investments, provided, that such efforts involve a reasonable amount of time and do not detract from his duties with the Company and its subsidiaries and affiliates. Further, with the approval of the Board of Directors, Executive may serve on the board of directors of unaffiliated “for profit” entities.

(e) Place of Performance. In connection with his employment under this Agreement, Executive will be based at 300 Ward Road, Midlothian, Texas 76065-9661. The Company will not, without the written consent of Executive, relocate or transfer Executive’s place of performance to a location that increases Executive’s daily commute distance based on the location of Executive’s principal residence as of the Effective Date to more than fifty (50) miles (one-way), except for reasonably required travel on Company business which is not materially greater than such travel requirements prior thereto.

2.	Compensation.

(a) Base Annual Compensation. Executive will receive a base salary at the rate of Six Hundred Thousand Dollars ($600,000.00) per annum payable in periodic installments in accordance with the Company’s payment practices and procedures or such greater amount as may be approved by the Company’s Board of Directors or the Compensation Committee of the Board of Directors.

(b) Incentive Compensation. Executive will receive incentive compensation in a manner (i) consistent with the compensation philosophy and structure adopted by the Board of Directors on July 12, 2006 or (ii) consistent with such other philosophy and structure as may hereafter be approved by both the Board of Directors and the Executive.

In the event that payment of any incentive compensation payable to Executive pursuant to this Section 2(b) would not be deductible by the Company pursuant to section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), then payment of the amount of such award which is not deductible will automatically be deferred, with interest equivalent to U.S. Treasury Bills, up to the earliest of (i) April 30th of the first year in which the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of section 162(m) of the Code or (ii) the date which is six (6) months and one (1) day following the Executive’s termination of employment.

(c) Participation in Equity and Non-Equity Plans. Executive will participate in all equity and non-equity plans made available to executive officers of the Company to enable them to participate in the appreciation in value of the common stock of the Company.

(d) Other Benefits and Perquisites. During the Employment Period, Executive will receive the following perquisites and other benefits:

(i) standard perquisites (e.g., company car or car allowance, club dues, professional association membership);

(ii) the reimbursement of or payment for business travel;

(iii) the reimbursement for out of pocket expenses incurred by Executive in performing his duties under this Agreement;

(iv) vacation time and holidays in accordance with Company policy;

(v) the reimbursement of legal fees incurred by Executive in connection with the review and negotiation of this Agreement up to a maximum of Ten Thousand Dollars ($10,000);

(vi) the reimbursement of legal fees incurred by Executive in seeking to enforce this Agreement, provided that any enforcement actions taken by Executive are not frivolous or taken in bad faith and that such legal fees are incurred by Executive and submitted to the Company for reimbursement no later than December 31 of the second calendar year following the year in which Executive’s termination of employment occurs (i.e., pursuant to section 409A of the Code the reimbursement of such legal fees must occur by December 31 of the second calendar year following Executive’s termination of employment);

(vii) the provision of a ten (10) year level term life insurance policy of five (5) times Executive’s base salary. Executive will have the right to designate the beneficiary and the policy will be assigned to Executive on his termination of employment;

(viii) participation in the Financial Security Plan of Chaparral Steel Company (the “FSP”) pursuant to the terms of the Executive’s “Election to Participate,” “Election Form” and “Plan Agreement,” as such documents are defined and described in the FSP;

(ix) participation in any other group life, health or similar insurance program made available to senior executives of the Company; and

(x) participation in any retirement, pension plan or other benefit programs made available to senior executives of the Company.

(e) Annual Review. Subject to the requirements of Section 2(a) and 2(b), and provided further that Executive’s base salary may not be reduced, Executive’s total compensation (i.e., base salary and incentive plan payment opportunities) will be reviewed annually by the Board of Directors of the Company.

3.	Early Termination.

(a) Death. Upon the death of Executive during the Term of this Agreement, the Agreement will terminate and Executive will be entitled to payment of his base salary accrued up to the date of his death plus any benefits payable pursuant to the terms of the benefit plans specified in Section 2 in which Executive is a participant (i.e., FSP benefits, transfer of the life insurance policy, group life insurance benefits, 401(k) etc.).

(b) Disability. In the event of Executive’s “Disability” during the Term of the Agreement, the Company may terminate Executive’s employment in which case this Agreement will terminate and Executive will be entitled to payment of the following benefits, the payment of which will be delayed for six (6) months and one (1) day to the extent required by section 409A of the Code: (i) his base salary for the remainder of the Term of the Agreement (as if such termination had not occurred) at the rate in effect for the fiscal year of the Company in which such Disability occurs, (ii) long-term disability benefits pursuant to the terms of any long-term disability policy provided to senior executives of the Company in which Executive has elected to participate, (iii) payment of any benefits payable pursuant to the terms of the benefit plans in which Executive is a participant (e.g., FSP benefits, transfer of the life insurance policy, 401(k) etc), and (iv) payment (in a lump sum) (with respect to each fiscal year of the Company that ends during the remaining Term of this Agreement) (as if such termination had not occurred) of incentive compensation in an amount, for each such fiscal year that ends during the remaining Term of this Agreement, equal to the highest amount of incentive compensation paid or payable to the Executive (regardless of the form in which paid or payable) during any one of the three fiscal years of the Company immediately preceding such termination.

For purposes of this Agreement, “Disability” means Executive’s inability to perform with or without reasonable accommodation the essential functions of his position for an aggregate of one hundred twenty (120) days during any period of one hundred eighty (180) consecutive days due to a mental or physical incapacity as determined by the mutual agreement of a physician selected by the Company or its insurers

(the “Company Physician”) and a physician selected by Executive (“Executive’s Physician”). In the event that the Company Physician and the Executive’s Physician cannot agree on whether Executive is Disabled, such determination will be made by a third physician who is jointly selected by the Company Physician and the Executive’s Physician.

(c) Breach of Agreement. If (i) the Company terminates Executive’s employment without Cause (as defined below) or (ii) the Company otherwise materially breaches this Agreement during the Term and fails to cure such breach within thirty (30) days after written notice thereof by Executive and Executive terminates his employment, Executive will be entitled to the payment of his base salary accrued up to the date of his termination plus any benefits payable pursuant to the terms of the benefit plans specified in Section 2 in which Executive is a participant (i.e., FSP, transfer of the life insurance policy, 401(k) etc.). In addition, provided that Executive complies with the restrictions in Sections 4(a) and (c), Executive will be entitled to the Non-Compete Payment described in Section 4(f) as liquidated damages with respect to such breach. The Non-Compete Payment described in Section 4(f) will be the only payment due Executive with respect to such breach and is conditioned upon Executive’s compliance, in all material respects, with the restrictions in Sections 4(a) and (c).

(d) Termination for Cause or Voluntary Resignation by Executive. If Executive’s employment is terminated during the Term of this Agreement for “Cause,” or Executive voluntarily resigns from the employment of the Company (other than a resignation as provided in Section 3(e) and 3(f) below), the Company will pay Executive his base salary through the date of termination at the rate in effect at the time notice of termination is given. Such payments will discharge the Company’s obligations hereunder.

For purposes of this Agreement, “Cause” includes any of the following:

(i) a material breach by Executive of Section 4 of this Agreement (regarding the noncompetition, confidentiality, nonsolicitation and nondisparagement provisions) which is not remedied within thirty (30) days after receipt of written notice to Executive from the Company;

(ii) the commission of a willful criminal act by Executive, such as fraud, embezzlement or theft;

(iii) the conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation of Executive for any felony or any crime involving moral turpitude; or

(iv) Executive’s failure or refusal to carry out, or comply with, in any material respect, any lawful directive of the Board of Directors of the Company consistent with the terms of the Agreement which is not remedied within thirty (30) days after Executive’s receipt of written notice from the Company;

provided, however, that no termination of Executive’s employment will be for Cause until (A) there will have been delivered to Executive a written notice specifying in detail the particulars of Executive’s conduct which is described in either (i) or (iv) above, (B) Executive has been provided an opportunity to be heard by the Board of Directors of the Company (with the assistance of Executive’s counsel if Executive so desires), and (C) a resolution is adopted in good faith by two thirds (2/3) of the full Board of Directors of the Company confirming Executive’s conduct is within the scope of the conduct described in either (i) or (iv) above (excluding the vote of Executive). No act, nor failure to act, on Executive’s part, will be considered “willful” unless he has acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company.

(e) Early Termination of Agreement upon Notice of Non-Renewal. Executive may resign his employment at any time during the remainder of the Term following his receipt of Notice of Non-Renewal, and effective immediately upon written notice of such resignation, or as may otherwise be agreed by Executive and the Company, and provided that Executive complies, in all material respects, with the restrictions in Sections 4(a) and (c), Executive will be entitled to the Non-Compete Payment described in Section 4(f). The Non-Compete Payment described in Section 4(f) is conditioned upon Executive’s compliance, in all material respects, with the restrictions in Sections 4(a) and (c).

(f) Early Termination of Agreement following Change of Control. Executive may resign his employment at any time during the one year period following a “Change of Control” (as defined in Section 3(g)) of the Company upon his written notice to the Company for any of the reasons set forth as “Good Reason” (as defined in Section 3(h)). Provided that Executive complies, in all material respects, with the restrictions in Sections 4(a) and (c), Executive will be entitled to the Non-Compete Payment described in Section 4(f). The Non-Compete Payment described in Section 4(f) is conditioned upon Executive’s compliance, in all material respects, with the restrictions in Sections 4(a) and (c).

(g) Change of Control. For purposes of this Agreement, a “Change of Control” will be deemed to have occurred if at any time during the Term any of the following events occur:

(i) The Company is merged, consolidated, converted or reorganized into or with another corporation or other legal entity, and as a result of such merger, consolidation, conversion or reorganization less than a majority of the combined voting power of the then outstanding equity interests in the Company or such corporation or other legal entity immediately after such transaction are held in the aggregate by the holders of Voting Stock (as hereinafter defined) of the Company immediately prior to such transaction;

(ii) The Company sells (directly or indirectly, whether in a single transaction or series of related transactions) all or substantially all of its assets (including, without limitation, by means of the sale of the assets of or equity interests in one or more direct or indirect subsidiaries of the Company) to any individual or to any corporation or other legal entity, of which less than a majority of the combined voting power of the then outstanding voting interests (entitled to vote generally in the election of directors or persons performing similar functions on behalf of such other corporation or legal entity) of such other corporation or legal entity is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale;

(iii) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (the “Exchange Act”)) becomes (subsequent to the Effective Date) the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing fifteen percent (15%) or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company (“Voting Stock”);

(iv) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K, Schedule 14A or Schedule 14C (or any successor schedule, form or report or item therein) that a change of control of the Company has occurred; or

(v) If during any one (1) year period, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of (x) the directors of the Company then still in office who were directors of the Company at the beginning of any such period or (y) directors of the Company whose nomination and/or election was approved by the directors referenced in clause (x) immediately preceding.

(vi) Notwithstanding the foregoing provisions of Section 3(g)(iii) or 3(g)(iv) hereof, a “Change of Control” will not be deemed to have occurred for purposes of this Agreement solely because (x) the Company, (y) a corporation or other legal entity in which the Company directly or indirectly beneficially owns 100% of the voting securities of such entity, or (z) any employee stock ownership plan or any other employee benefit plan of the Company or any wholly-owned subsidiary of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K, Schedule 14A or Schedule 14C (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, of fifteen percent (15%) or more, or because the Company reports that a change of control of the Company has occurred by reason of such beneficial ownership. As used in connection with the definition of “Change of Control,” references to the Company will be deemed to include any successor of the Company, references to directors of the Company will be deemed to include any persons performing similar functions on behalf of any successor of the Company, references to the stockholders of the Company will be deemed to include holders of equity interests in any successor of the Company and references to Voting Stock will be deemed to include voting equity interests in any successor of the Company.

(h) Good Reason. As used herein, “Good Reason” means:

(i) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position(s) with the Company which the Executive held immediately prior to the Change of Control, breach by the Company of its obligations pursuant to Section 2, or the termination of the Executive’s rights to any employee benefits to which the Executive was entitled immediately prior to the Change of Control or a material reduction in scope or value thereof without the prior written consent of the Executive, any of which is not remedied within ten (10) calendar days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;

(ii) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer, directly or indirectly, of all or a significant portion of its business and/or assets (including, without limitation, by means of the sale of the capital stock or assets of one or more direct or indirect subsidiaries of the Company), unless the successor (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) will have irrevocably assumed and guaranteed all duties and obligations of the Company under this Agreement;

(iii) The Company will require the Executive (without the consent of the Executive) to be based at any place which would increase his daily commute distance to more than fifty (50) miles (one-way) or to travel away from the Executive’s office in the course of discharging the Executive’s responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of the Executive prior to the Change of Control without, in either case, the Executive’s prior consent; or

(iv) Any material breach of this Agreement by the Company or any successor thereto which is not cured within thirty (30) days after written notice thereof by Executive.

4.	Non-Competition, Confidentiality and Nondisparagement.

(a) Agreement not to Compete. In consideration of the Company’s promise to provide Executive with Confidential Information defined in Section 4(b), the Non-Compete Payment provided for in Section 4(f), the other mutual promises contained herein, and Executive’s employment with the Company, and so as to enforce Executive’s promises regarding Confidential Information contained in Section 4(b) of this Agreement, Executive agrees that (i) during the Term of this Agreement, Executive will not and (ii) in the event his employment with the Company is terminated for any reason whatsoever other than Cause, Executive will not, for a period of three (3) years after the date of such termination of employment (the “Post Termination Non-Compete Period”), directly or indirectly, carry on or conduct, in competition with the Company or its subsidiaries or affiliates, any business of the nature in which the Company or its subsidiaries or affiliates are then engaged in any geographical area in which the Company or its subsidiaries or affiliates engage in business at the time of such termination or in which any of them, prior to termination of Executive’s employment, evidenced in writing, at any time during the six (6) month period prior to such termination, an intention to engage in such business. Executive agrees that he will not so conduct or engage in any such business either as an individual on his own account or as a partner or joint venturer or as an executive, agent, consultant or salesman for any other person or entity, or as an officer or director of a corporation or as a shareholder in a corporation of which he will then own ten percent (10%) or more of any class of stock. The provisions of this Section 4(a) will supersede any and all non-compete provisions contained in any and all other agreements which have been entered into between Executive and the Company and will survive the termination of this Agreement.

(b) Confidential Information. The Company makes a binding promise not conditioned upon continued employment to provide Executive with certain Confidential Information above and beyond any Confidential Information Executive may have previously received. Executive will not, directly or indirectly, at any time following termination of his employment with the Company, reveal, divulge or make known to any person or entity, or use for Executive’s personal benefit (including without limitation for the purpose of soliciting business, whether or not competitive with any business of the Company or any of its subsidiaries or affiliates), any Confidential Information acquired during the Employment Period. Executive will, at any time requested by the Company (either during his employment with the Company or during the Post Termination Non-Compete Period), promptly deliver to the Company all memoranda, notes, reports, lists and other documents (and all copies thereof) relating to the business of the Company or any of its subsidiaries and affiliates which he may then possess or have under his control.

For purposes of this Agreement, “Confidential Information” includes the following information with respect to the Company, and its subsidiaries and its affiliates: sales materials, technical information, processes and compilations of information, records, specifications and information concerning customers or vendors, customer lists, and information regarding methods of doing business and the terms of this Agreement. As defined herein, Confidential Information does not include: (i) information already in the public domain, (ii) information of a type not considered confidential by persons engaged in the same business or a business similar to that conducted by the Company or its subsidiaries and affiliates, or (iii) information that Executive is required to disclose under the following circumstances: (A) at the express direction of any authorized governmental entity; (B) pursuant to a subpoena or other court process; (C) as otherwise required by law or the rules, regulations, or orders of any applicable regulatory body; or (D) as otherwise necessary, in the opinion of counsel for Executive, to be disclosed by Executive in connection with any legal action or proceeding involving Executive and the Company or any subsidiary or affiliate of the Company in his capacity as an employee, officer, director, or stockholder of the Company or any subsidiary or affiliate of the Company.

(c) Agreement not to Solicit Employees. Executive agrees that, during the Post Termination Non-Compete Period, Executive will not solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or any agent of, the Company or any of its subsidiaries or affiliates to terminate such employee’s employment or agency, as the case may be, with the Company or any subsidiary or affiliate.

(d) Nondisparagement. Executive agrees that he will not disparage the Company, the Board of Directors of the Company, the Company’s executives, the Company’s employees and the Company’s products or services during his Employment Period and thereafter. The Company likewise agrees that it will not disparage Executive during Executive’s Employment Period or thereafter. For purposes of this Section 4(d), disparagement does not include (a) compliance with legal process or subpoenas to the extent only truthful statements are rendered in such compliance attempt, (b) statements in response to an inquiry from a court or regulatory body, or (c) statements or comments in rebuttal of media stories or alleged media stories.

(e) Reasonableness of Restrictions. Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration set forth in this Section 4 are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company and the confidentiality of its Confidential Information and to protect the legitimate business interests of the Company, and that the enforcement of such provisions would not cause Executive any undue hardship nor unreasonably interfere with Executive’s ability to earn a livelihood. If any court determines that any portion of this Section 4 is invalid or unenforceable, the remainder of this Section 4 will not thereby be affected and will be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Section 4, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court will have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced but any such reduction will not affect the amount due under Section 4(f).

(f) Non-Compete Payment. If Executive’s employment is terminated under circumstances described in Section 3(c), or if Executive resigns his employment under the circumstances described in Section 3(e) or 3(f), the Company will pay, in the manner set forth below, to Executive an aggregate amount (the “Non-Compete Payment”) provided, that Executive complies, in all material respects, with the restrictive Covenants set forth in Sections 4(a) and (c). The Non-Compete Payment will be delayed for six (6) months and one (1) day following Executive’s “separation from service” as such term is used in section 409A of the Code and the guidance promulgated thereunder:

(i) The continued payment of Executive’s base salary (computed at the rate in effect for the fiscal year of the Company in which such termination occurs) through the remainder of the Term of this Agreement (as if such termination had not occurred). Except as otherwise provided with respect to death or Substantial Disability (as defined below), such base salary will be paid pursuant to the Company’s normal payroll practices, except that if payment of such base salary is delayed pursuant to section 409A of the Code, the first six months of such base salary will be paid in a lump sum on the day that is six (6) months and one (1) day following Executive’s date of termination;

(ii) The payment of incentive compensation (with respect to each fiscal year of the Company that ends during the remainder of the Term of this Agreement (as if such termination had not occurred)) in an amount, for each fiscal year that ends during the remaining Term of this Agreement, equal to the highest amount of incentive compensation paid or payable to the Executive (regardless of the form in which paid or payable) during any one of the last three fiscal years preceding the termination of Executive’s employment. Except as otherwise provided with respect to death or Substantial Disability (as defined below), such incentive compensation will be paid in equal installments payable on the Company’s normal payroll payment dates through the remainder of the Term of this Agreement (as if such termination had not occurred) except that if payment of such incentive compensation is delayed pursuant to section 409A of the Code, the first six (6) months of such incentive compensation will be paid in a lump sum on the day that is six (6) months and one (1) day following Executive’s date of termination;

(iii) Notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, or other agreement relating to equity-type compensation that may be outstanding between Executive and the Company, Executive will become one hundred percent (100%) vested in all units, stock options, incentive stock options, performance shares, stock appreciation rights, restricted stock and stock awards (collectively referred to as “Stock Rights”) held by Executive immediately prior to the date of termination; and

(iv) Continued participation for the remainder of the Term of this Agreement (as if such termination had not occurred) in any medical, dental, or vision benefit plans in which Executive participated at the time of his termination of employment (“Continued Medical”). Executive will be required to continue to pay his portion of the cost of any insured Continued Medical coverage on a pre-tax basis. However, to the extent that such Continued Medical is self-funded by the Company, Executive will be required to pay the full cost of such coverages on an after-tax basis in order to ensure that the benefits payable to Executive are not includible in his gross income. Such Continued Medical is in addition to any rights Executive may have to continue such coverages under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The pre-tax deduction for the self-funded Continued Medical coverages described above will be taken from the payment of Executive’s base salary described in Section 4(f)(i); provided, however, that if the commencement of the payment of such base salary is delayed for six (6) months and one (1) day, Executive will not be required to pay the cost of Continued Medical during such period and instead the Company will include the cost of such coverage in Executive’s income and report it as wages on Form W-2. This clause will not prohibit the Company from changing the terms of such medical, dental or vision benefit plans provided that any such changes apply to all senior executives of the Company (e.g., the Company may switch insurance carriers or preferred provider organizations). The Company’s obligation under this Agreement to provide Continued Medical will terminate if Executive obtains comparable coverage under a subsequent employer’s medical, dental or vision benefit plans. Executive must advise the Company of the attainment of any such subsequent employer benefit coverages within thirty (30) days following such attainment.

Notwithstanding the foregoing, if at any time during the Post Termination Non-Compete Period Executive materially breaches the covenants set forth in Sections 4(a) and (c), Executive will forfeit any remaining Non-Compete Payments and no further Non-Compete Payments will be made pursuant to this Section 4(f), provided that (x) Company will give Executive written notice stating in reasonable detail the facts and circumstances of such alleged breach and, if Executive reasonably cures any such breach within thirty (30) days of receipt of such notice, the Non-Compete Payments will not be forfeited; and (y) if Executive provides written notice that he disputes that he is not in breach of the provisions of Sections 4(a) and (c), the Company will deposit the remaining Non-Compete Payments in an interest bearing escrow account in a financial institution mutually agreed by the parties or, in the absence of an agreement, Wells Fargo Bank, N.A. or one of its affiliates, to be held until entitlement to such Non-Compete Payment is finally determined.

Further, in the event of Executive’s death or Substantial Disability during the Post Termination Non-Compete Period, any remaining Non-Compete Payments that have not been paid as of the date of such death or Substantial Disability will become immediately due and payable in a single lump sum and will be paid to Executive (or his estate) within thirty (30) days of such event. “Substantial Disability” will mean Executive’s inability to perform any material business services of the type described in Section 4(a) for an aggregate of one hundred twenty (120) days during any period of one hundred eighty (180) consecutive days due to a mental or physical incapacity as determined by the Company Physician and the Executive’s Physician. In the event that the Company Physician and the Executive’s Physician cannot agree on whether Executive’s condition is such that he has a Substantial Disability, such determination will be made by a third physician who is jointly selected by the Company Physician and the Executive’s Physician.

(g) Enforcement. Upon Executive’s employment with an entity that is not a subsidiary or affiliate of the Company (a “Successor Employer”) during the period that the provisions of this Section 4 remain in effect, Executive will provide such Successor Employer with a copy of this Agreement and will notify the Company of such employment within thirty (30) days thereof. Executive agrees that in the event of a material breach of the terms and conditions of this Section 4 by Executive, the Company will be entitled, if it so elects, to institute and prosecute proceedings, either in law or in equity, against Executive, to obtain damages for any such breach, or to enjoin Executive from any conduct in violation of this Section 4. Company and Executive both agree that in the event of a material breach of the nondisparagement provisions of Section 4(d), the adversely affected party will be entitled, if it so elects, to institute and prosecute proceedings, either in law or in equity, against the other, to obtain damages for any such breach, or to enjoin the other from engaging in such disparagement.

5.	Certain Further Payments due Executive.

(a) Tax Reimbursement Payment. In the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement and/or any amounts or benefits otherwise paid or distributed to Executive by the Company that are treated as parachute payments under section 280G of the

Code (such payments, collectively, the “Covered Payments”), are or become subject to the tax imposed under section 4999 of the Code or any similar tax that may hereafter be imposed (the “Excise Tax”), the Company will pay to Executive an additional amount (the “Tax Reimbursement Payment”), such that the net amount retained by Executive with respect to such Covered Payments, after deduction of any Excise Tax (including any penalties and interest thereon) on the Covered Payments and any Federal, state and local income tax, payroll tax, and Excise Tax on the Tax Reimbursement Payment provided for by this Section 5, but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, will be equal to the amount of the Covered Payments, together with an amount equal to the product of any deductions disallowed to Executive for federal, state, or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in Executive’s adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is to be made. The time for payment of the Tax Reimbursement Payment is set forth in Section 5(e). The Tax Reimbursement Payment is intended to place the Executive in the same position he would have been in if the Excise Tax did not apply.

(b) Assumptions for Calculation. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

(i) such Covered Payments will be treated as “parachute payments” within the meaning of section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under section 280G(b)(3) of the Code) will be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of a public accounting firm appointed by the Company or tax counsel selected by such accounting firm (the “Accountants”), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for personal services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax; and

(ii) the value of any non-cash benefits or any deferred payment or benefit will be determined by the Accountants in accordance with the principles of section 280G of the Code.

(c) Assumed Tax Rates. For purposes of determining the amount of the Tax Reimbursement Payment, Executive will be deemed to pay:

(i) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made; and

(ii) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal Income taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

(d) Subsequent Adjustment. In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, Executive will repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that would not have been paid if such Excise Tax had been applied initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof will not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company will not exceed interest received or credited to Executive by such tax authority for the period it held such portion. Executive and Company will mutually agree upon the course of action to be pursued

(and the method of allocating the expenses thereof) if Executive’s good faith claim for refund or credit is denied (in whole or in part); provided that Executive will remain responsible to repay the Company for any such unrefunded Tax Reimbursement Payments to the extent Executive ultimately prevails in such claim.

In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company will make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

(e) Timing of Payments. The Tax Reimbursement Payment (or portion thereof) provided for in Section 5(a) above will be paid to Executive on the day of the payment of the Covered Payments; provided, however, that if the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company will pay to Executive by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and will pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than forty-five (45) days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, subject to the provisions of Section 5(d), such excess will be payable by Executive to the Company on the fifth business day after written demand by the Company for payment (together with interest at the rate provided in section 1274(b)(2)(B) of the Code).

6.	Indemnification.

As required by the Company’s Bylaws, the Company will indemnify Executive for any liability, legal fees, and other expenses he incurs in the event that he is made a party to any legal proceeding by reason of his employment as President and Chief Executive Officer of the Company or as a member of the Company’s Board of Directors.

7.	Executive Acknowledgement.

Executive is entering into this Agreement of his own free will. Executive acknowledges that he has had adequate opportunity to review this Agreement and consult with counsel of his own choosing. Executive represents that he has read and understands this Agreement, he is fully aware of this Agreement’s legal effect and has not acted in reliance upon any statements made by the Company other than those set forth in writing in the Agreement.

8.	Miscellaneous Provisions.

(a) Successors and Assigns. The rights and obligations of the Company under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, sale of assets or otherwise) to all or substantially all of the business and/or assets of the Company, by a written agreement in form and substance reasonably satisfactory to Executive, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement is personal to Executive and without the prior written consent of the Company is not assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, heirs, distributes, devisees and legatees.

(b) Amendment. This Agreement will not be modified, changed or in any way amended except by an instrument in writing approved by the Board of Directors of the Company and signed by the Company and Executive.

(c) Severability. Except as otherwise provided in Section 4(e), if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, except as otherwise provided in Section 4(e), in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(d) Integration. The provisions of this Agreement constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous oral and written agreements, representations and understandings of the parties, which are hereby terminated.

(e) Choice of Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS OF TEXAS OR ANY OTHER JURISDICTION, AND, WHERE APPLICABLE, THE LAWS OF THE UNITED STATES.

(f) Survival. The provisions of Section 4, Section 5, Section 6 and this Section 8 will survive the termination of this Agreement

(g) No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party will be deemed a waiver of similar or dissimilar provisions or conditions at any time.

(h) Notice. All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Telephone:
Fax:

If to the Company:	Chaparral Steel Company.
300 Ward Road
Midlothian, TX 76065-9661
Attention:
Telephone:
Fax:

or to such other address as either party will have furnished to the other in writing in accordance herewith. Notice and communications will be effective when actually received by the addressee.

(i) Construction. This Agreement is deemed to be drafted equally by both Executive and the Company and will be construed as a whole and according to its fair meaning. Any presumption or principle that the language of this Agreement is to be construed against any party will not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections, subsections or clauses are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, the plural includes the singular and the singular includes the plural; “and” and “or” are each used both conjunctively and disjunctively; “any,” “all,” “each,” or “every” means “any and all”, and “each and every” “includes” and “including” are each used without limitation; “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and all pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(j) No Mitigation. In no event will Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and except as provided in Section 4(f)(iv) (regarding Continued Medical) such amounts will not be reduced whether or not Executive obtains other employment. Neither Executive nor the Company will be liable to the other party for any damages for breach of this Agreement in addition to the amounts payable under Section 4(f) arising out of the termination of Executive’s employment prior to the end of the Term; provided, however, that the Company will be entitled to seek damages from Executive for any breach of Section 4 by Executive or for Executive’s criminal misconduct and Executive may seek to enforce the provisions of Section 4(d) in the event of a breach of such provisions by the Company.

(k) Restatement of Prior Agreement. Upon the execution of this Agreement by Executive and the Company, this Agreement will restate and supersede the Employment Agreement dated as of January 13, 2006, by and between Executive and the Company and the First and Second Amendments thereto (the “Prior Employment Contract”), and upon such execution hereof the Prior Employment Contract will be superseded in full hereby. Any provision contained in this Agreement that refers to or is dependent upon the time period during which Executive has been employed by the Company will take into account and include periods prior to the date hereof during which Executive was employed by the Company, and the termination of the Prior Employment Contract will not be deemed a termination or any cessation of Executive’s employment by the Company.

CHAPARRAL STEEL COMPANY

By:
J. Celtyn Hughes, Vice President and Chief Financial Officer

ATTEST:

Robert E. Crawford, Jr.
Secretary

EXECUTIVE

Tommy A. Valenta